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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                               Commission File Number     333-07063

                     SMITHKLINE BEECHAM HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

                           1403 FOULK ROAD, SUITE 102
                                  P.O. BOX 7108
                         WILMINGTON, DELAWARE 19803-2775
                                 (302) 479-5801
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)



                      FLEXIBLE AUCTION RATE PREFERRED STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [ ]     Rule 12h-3(b)(1)(ii)     [ ]
             Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i)      [ ]
             Rule 12g-4(a)(2)(i)  [ ]     Rule 15d-6               [ ]
             Rule 12g-4(a)(2)(ii) [ ]
             Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: 56

         Pursuant to the requirements of the Securities Exchange Act of 1934 SmithKline Beecham Holdings Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    May 2, 1997             BY:
      -------------------           ------------------------------------------
                                       Donald F. Parman
                                       Secretary